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                                                                    EXHIBIT 11.1

                      HOMECAPITAL INVESTMENT CORPORATION
                              EARNINGS PER SHARE
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                                                                                              SIX MONTH PERIOD ENDED MARCH 31,
                                                                                              1998                       1997
                                                                                          ------------               -----------
BASIC EARNINGS PER COMMON SHARE:
     Net income (loss)                                                                    $(17,404,354)              $ 3,788,856
     Less preferred stock dividends                                                           (130,749)                 (134,630)
                                                                                          ------------               -----------

     Net income (loss) for common shareholders                                            $(17,535,103)              $ 3,654,226
                                                                                          ============               ===========

     Weighted average shares outstanding during the period                                   8,257,973                 7,899,547
                                                                                          ============               ===========

     Basic earnings (loss) per common share                                               $      (2.12)              $      0.46
                                                                                          ============               ===========

DILUTED EARNINGS PER COMMON SHARE:

     Net income (loss) for common shareholders                                            $(17,404,354)              $ 3,788,856
                                                                                          ============               ===========

     Weighted average shares outstanding during the period                                   8,257,973                 7,899,547
     Common stock equivalents                                                                  453,578                   590,432
     Assume conversion of preferred stock                                                    1,431,335                 1,500,000
                                                                                          ------------               -----------

     Weighted average common shares outstanding                                             10,142,886                 9,989,979
                                                                                          ============               ===========

     Diluted earnings (loss) per common share                                             $      (1.72)(1)           $      0.38
                                                                                          ============               ===========

(1) Basic per share data only, due to antidilutive effect of common stock equivalents.
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